Exhibit 23.1

CONSENT OF BROWN, EDWARDS & COMPANY, LLP

[LETTERHEAD OF Brown, Edwards & Company, LLP]

Independent Registered Accounting Firm’s Consent

The Board of Directors

MVB Financial Corp.:

We consent to the incorporation in Pre-Effective Amendment No. 4 of the Form SB-2 Registration Statement of MVB Financial Corp. of our report dated May 9, 2005, relating to the consolidated balance sheets of MVB Financial Corp. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Form SB-2 Registration Statement.

/s/ BROWN, EDWARDS & COMPANY, LLP

Bluefield, West Virginia

May 9, 2005

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